Exhibit 15.1
Independent Certified Public Accountants
Letter Re: Unaudited Interim Financial Information
February 13, 2009
The Board of Directors
Northfield Laboratories Inc.
Evanston, Illinois
Re: Registration Statement on Form S-8
With respect to the subject registration statement, we acknowledge our awareness of the use therein of our reports dated October 10, 2008 and January 9, 2009 related to our review of interim financial information.
Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such reports are not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.
/s/ KPMG LLP
Chicago, Illinois